EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Shells Seafood Restaurants, Inc. and Subsidiaries
Tampa, Florida

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-_______) of our report dated February 4, 2005, except as to Note 19, which date is March 10, 2005, with respect to the consolidated financial statements of Shells Seafood Restaurants, Inc., included in its Annual Report on Amendment No. 1 to Form 10-K for the fiscal year ended January 2, 2005, filed with the Securities and Exchange Commission.

/s/ Kirkland, Russ, Murphy & Tapp P.A.

Clearwater, Florida
August 30, 2005